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                                     Exhibit 10.1

       Western Pacific Airlines Files Petition For Protection Under  Chapter 11

    COLORADO SPRINGS, Colo., Oct. 6 /PRNewswire/ -- Western Pacific Airlines, Inc. (Nasdaq: WPAC) has filed a petition with the United States Bankruptcy Court for the District of Colorado in Denver under Chapter 11 of the Federal Bankruptcy Code. The Company also disclosed today that it is actively negotiating a letter of intent for "debtor in possession" financing.

    "We regret the necessity of seeking protection under Chapter 11," said Western Pacific President and Chief Executive Officer Robert A. Peiser. "Although new management installed within the past year changed many operating strategies of the Company, there simply was an insufficient amount of time to capitalize on the Company's fundamental strength and enable these actions to produce the positive results anticipated. Our filing should be no cause for alarm to Western Pacific customers and employees. To the contrary, it replaces uncertainty with an orderly process that invokes the power of the court to protect our service and our operations going forward.

    "Although our scheduling and product availability problems were addressed earlier this year by increased utilization, the introduction on SABRE reservations system and our move to Denver International Airport, we continue to need additional capital and time in order to accomplish our strategy. Since last December when I joined the Company, we have had to act very quickly to implement necessary changes, but we simply have not had enough time yet to reap the benefits of our business plan. We intend that our original high frequency, low-fare strategy will remain intact and that Western Pacific will fly through this difficult period.

    "We have a senior management team that includes veteran airline professionals, a strategy that combines a low fare structure with a number of amenities that appeal to both business and leisure travelers and continues to improve load factors and yield, a modern, fuel-efficient fleet which affords us high aircraft utilization and an enthusiastic and professional employee group. All of these factors have helped position Western Pacific as one of the industry's lowest cost carriers with operating costs at sub-7 cent per available seat mile levels. My own belief in the potential of this airline remains as high today as it was on the day I originally accepted the challenge."

    The Chapter 11 filing stays creditors' claims against the Company until it can reach an overall agreement with all of its creditors and that agreement is approved by the court. The result is to allow Western Pacific to continue operating through this process with business as usual. Western Pacific has filed motions with the Bankruptcy Court to allow it to ensure its customers uninterrupted service. The "debtor in possession" financing that the Company is pursuing would assist in funding its operating capital needs during the Chapter 11 process.

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    "The abrupt resignation last Friday afternoon of four members of Western
Pacific's Board of Directors has caused some deep concern with regard to its impact on the Company. While these Board members did represent the Gaylord family and Hunt Petroleum Corporation, they had, as all Board members must, a fiduciary responsibility to all shareholders, creditors and employees of Western Pacific Airlines. We have asked our attorneys to carefully review these tactics and advise us regarding the Company's possible legal rights."

    Western Pacific serves 17 cities with a fleet of 19 Boeing 737-300 aircraft. Its commuter affiliate Mountain Air Express currently serves 6 cities with a fleet of five Dornier 328s.

    Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

                    ROBERT A. PEISER: A SOLID TRACK RECORD
                         IN COMPANY TURNAROUNDS

               * FoxMeyer Drug Company, Carrollton, TX - 1996
               Peiser joined FoxMeyer as vice chairman and chief executive officer when the Company had just filed for Chapter 11. During his three-month tenure at FoxMeyer, he successfully engineered the sale of the Company to McKesson Corporation.

               * Trans World Airlines, St. Louis, MO - 1994-1996
               Peiser served in various capacities at TWA for more than 12 years. As executive vice president and chief financial officer of the Company, Peiser was widely credited with being the architect of TWA's innovative and successful 1995 financial
             restructuring, making the airline financially        stronger
             than it had been in years.

               * BBK, Ltd., Southfield, MI - 1992-1994
               Peiser was instrumental in broadening the industry focus of this turnaround consulting firm and assisted numerous clients work out of difficult operating and financial conditions.

               * Orange-co. Inc., Bartow, FL - 1989-1992
               During his three-year tenure as chief financial officer and, subsequently, as president and chief executive officer at Orange-co., Peiser engineered the Florida citrus producer's operating improvement. The Company was subsequently named "Turnaround Company of the Year" in 1992 by The Tampa Tribune.

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               * Borman's, Inc., Detroit, MI - 1988-1989
               Peiser was chief financial officer of this supermarket chain, with stores in the Detroit and Salt Lake City areas, when he spearheaded the Company's recovery and, ultimately, its sale to A&P.

               * ALC Communication Corporation, Birmingham, MI - 1986-1988
               As ALC's chief financial officer, Peiser successfully financed the recovery of this Michigan-based long distance telephone company under extremely distressed circumstances.


                             Answers to Customers' Questions

               Listed below are answers to some anticipated questions by
             consumers regarding Western Pacific's Chapter 11 filing. Western Pacific Airlines intends to continue to operate as usual. Neither passengers nor their travel agents need to do anything out of the ordinary. Western Pacific reservations sales agents will be available to answer questions if they are not addressed below, but we encourage passengers to call only under special circumstances. The reservations number is 800-930-3030.

             Question:                                      Answer:

      If I hold a reservation on               No.  Western Pacific intends to
      Western Pacific, will the airline's      operate a normal schedule.
      Chapter 11 filing affect my
      travel plans?

      If I purchased a ticket on Western       Absolutely. Western Pacific
      Pacific, is it still valid?              will operate in a normal manner
                                               and will honor all tickets.

      If I purchased a King Soopers            Yes.  We intend to honor all
      Travel Certificate, will Western         tickets in the normal fashion.
      Pacific still honor it?

      What about future reservations?          Yes.  Western Pacific intends to
      Will I still be able to book a           operate as normal and passengers
      WestPac flight in the future?            may reserve flights and purchase
                                               tickets in the same way they
                                               always have.

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      If changes are made in Western           All airlines occasionally change
      Pacific's flight schedule that           flight schedules and affected
      affect me, how will I be notified?       passengers are automatically re-
                                               booked and notified by phone or
                                               mail in advance of the schedule
                                               change.

      If I am holding a Frontier ticket        Yes.  All tickets booked for
      for a flight actually operated by        code-shared flights will be
      Western Pacific will my ticket be        honored in the normal fashion.
      honored and vice versa?

      If I want to change a reservation        Yes.  All the normal procedures
      or ticket on Western Pacific, can        remain unchanged.  Passengers
      I still do that?                         can call Western Pacific or their
                                               travel agent to make changes as
                                               allowed by the fare they
                                               purchased.

      As a result of the Chapter 11            No. Passengers do not need to do
      filing, do I need to contact Western     anything different as a result of
      Pacific to reconfirm my reservations?    the Chapter 11 filing.  Western
                                               Pacific intends to continue to
                                               operate in normal fashion.

      As a passenger, will I notice any        No.  Western Pacific intends to
      difference in Western Pacific's          operate as normal.  The Chapter
      service as a result of the Chapter 11    11 will have no effect on
      filing?                                  passengers.

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